Exhibit 10.45

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) between Farla Efros (hereinafter referred to as “Executive,” a term which includes the successors, assigns, beneficiaries, personal representatives, and heirs of Farla Efros) and Office Depot, Inc. (hereinafter referred to as “Office Depot” or “Company,” terms which include each and every officer, director, employee, agent, parent corporation or subsidiary, affiliate or division, its successors, assigns, beneficiaries, servants, legal representatives, insures and heirs) is presented to Executive on August 29, 2012.

WHEREAS Executive’s last day of employment is August 29, 2012 (the “Separation Date”) but she will be paid in lieu of notice through August 31, 2012;

WHEREAS Executive is entitled to any unpaid wages that she has earned through the Separation Date;

WHEREAS Executive is entitled to any vested benefits in her 401(k) account, regardless of whether she signs this Agreement; and

WHEREAS Executive may apply for COBRA coverage provided by law at her expense regardless of whether she signs this Agreement.

FOR AND IN CONSIDERATION of the foregoing, and other good and valuable consideration as set forth below, the Parties agree as follows:

1.	Severance Benefits. Office Depot agrees to pay Executive: (a) $900,000.00, which equates to eighteen (18) months of Executive’s annual base salary in effect on the Separation Date; (b) $3,444.12, which equates to 18 times the difference between Office Depot’s monthly COBRA charge on the Separation Date for the type of Company-provided group health plan coverage in effect for Executive on the Separation Date and the applicable active employee charge for such coverage; and (c) $279,230.77 which represents Executive’s 2012 pro-rata Corporate bonus calculated at target as of the Separation Date (collectively, the “Severance Benefits”).

As a condition to receipt of these Severance Benefits, Executive must (i) execute and return this Agreement within the time period set forth in Section 8, and (ii) not exercise her right of revocation as set forth in Section 8. Payment of the benefits specified in (a), (b) and (c) above will be made in a lump sum, less applicable taxes, other deductions required by law, and/or any amounts due Office Depot, within ten (10) days following the expiration of the Revocation Period described in Section 8. No payments specified herein will be made later than March 15, 2013.

The payments specified above do not provide for a deferral of compensation under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, therefore, all payments are intended to be exempt from Section 409A under the short-term deferral exemption of Treasury Reg. § 1.409A-1(b)(4).

Executive acknowledges that the Severance Benefits set forth in this Section 1 are conditional upon her execution and non-revocation of this Agreement, and Executive’s adherence to her post-employment obligations contained herein, including, without limitation, the obligations set forth in Sections 6 and 7.

2.	Release of Claims and Covenant Not to Sue. Executive agrees to release and forever discharge Office Depot from any and all claims, demands, actions, and causes of action, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has or may have against Office Depot as a result of her employment by and subsequent separation from employment with Office Depot, up to the date of the execution of this Agreement and the general release contained herein. This release includes but is not limited to claims at law or equity or sounding in contract (express or implied), common law or tort arising under federal, state or local laws, including, but not limited to, those laws prohibiting age, sex, race, disability, veteran, national origin or any other forms of discrimination. This further includes but is not limited to any and all claims arising under the Florida Civil Rights Act of 1992, the Florida and Federal whistle blower statutes, the Florida Wage Discrimination Law, the Florida Equal Pay Act, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida OSHA Law, the Florida Wage Payments Laws, Florida’s statutory provisions regarding retaliation/discrimination for filing a workers’ compensation claim, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, Section 409A of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended (ERISA), or claims growing out of any legal restrictions on Office Depot’s right to terminate its employees.

Executive further covenants not to sue or to file any arbitration demand against Office Depot for any claims. Executive affirms that she has not otherwise filed, caused to be filed, or presently is a party to any claim, complaint, or action against Office Depot in any forum or form. While Executive is not foreclosed from filing a civil rights charge or complaint with the Equal Employment Opportunity Commission or any other government agency or having such a charge or complaint filed on her behalf, Executive waives the right to receive any benefit or remedial relief as a consequence of any such civil rights charge or complaint filed by her or on her behalf. Should any such charge or action be filed by Executive or on her behalf involving matters covered by this Agreement with the Equal Employment Opportunity Commission or a state fair employment practices agency, Executive agrees to promptly give the agency a copy of this Agreement and inform it that any individual claims that Executive might otherwise have had are now resolved. Executive understands that nothing in this Agreement releases Office Depot from Worker’s Compensation or disability benefits, if any, to which Executive may be entitled in connection with her employment with Office Depot.

3.	Corporate Credit Card Charges/Loans. Executive agrees to provide Office Depot with receipts for any and all expenses charged to her Corporate Credit Card(s) that are pending or unpaid, within 5 (five) business days after the Separation Date. Executive further understands and agrees that it is Executive’s personal obligation to directly render payment to American Express for any personal charges incurred on her Corporate American Express Card and to Office Depot for any personal charges incurred on her JP Morgan company credit card and understands and agrees that if she fails to do so, Office Depot has the right, but is not obligated, to deduct any and all amounts owing on any Company credit card for personal expenses from her severance payment, under this Agreement.

Any and all amounts due to Office Depot, as the result of any employee loan, will be deducted from the amounts received under this Agreement, until the loan has been satisfied. Executive affirms that, if applicable, any amounts due as a loan from the Office Depot Disaster Relief Foundation will be repaid from the severance amount.

4.	No Admission of Liability. Executive acknowledges that this Agreement shall not in any way be construed as an admission by Office Depot of any unlawful or wrongful acts whatsoever against Executive or any other person, and Office Depot specifically disclaims any liability to or wrongful acts against Executive or any other person.

5.	Waiver. Executive expressly waives and releases any right to reinstatement by Office Depot and agrees not to seek or accept employment with Office Depot in the future, unless such new employment is expressly and mutually agreed to by Office Depot and Executive, in writing.

6.	Confidentiality, Non-Disparagement, Cooperation. Executive acknowledges and agrees that the terms and provisions of this Agreement, as well as any and all incidents leading to or resulting from this Agreement, are confidential and shall not be discussed with any individual without the prior written consent of Office Depot’s Executive Vice President, Human Resources, except that this Agreement shall not prohibit Executive from required confidential disclosures to her attorney, accountant, or to any governmental taxing authority, or discussing the matter with her immediate family on a need to know basis or as otherwise required by law.

Executive agrees that all documents, records, techniques, business secrets and other information that relate to the business of Office Depot has first come into her possession during her affiliation with Office Depot and has not been disclosed to the public are deemed to be confidential and proprietary to Office Depot and shall be its sole and exclusive property. Executive agrees to keep confidential and not use or disclose to any other individual (except as required by law), or harm or destroy any of Office Depot’s confidential information and business secrets. Executive further agrees that she will promptly return to Office Depot any and all confidential and proprietary information, as well as any and all Office Depot property and equipment, that is in her possession or under her control.

Executive agrees not to make any remarks disparaging the conduct or character of Office Depot, dealing in any manner with her tenure as an executive with Office Depot, including the circumstances of her departure from Office Depot. Should Executive violate this non-disparagement provision, she shall be subject to losing any and all benefits afforded to her under this Agreement. Office Depot will instruct its executive level employees not to make any remarks disparaging the conduct, performance and/or character of the Executive dealing in any manner with her tenure as an executive with and/or the circumstances of her departure from Office Depot.

Executive will provide her full and truthful testimony, cooperation and assistance in any litigation, investigations, or administrative proceeding involving any matters with which she was involved during her employment with Office Depot. Should Executive’s participation in any such matter be required Office Depot will provide the Executive with reasonable notice and will make good faith efforts to avoid creating any conflict with the Executive’s other responsibilities. Office Depot will reimburse Executive for reasonable travel expenses and other reasonable expenses and costs with the prior written approval of the Executive Vice President, Human Resources or Executive Vice President, General Counsel of Office Depot, which are to be incurred in providing such assistance.

7.

Post-Employment Obligations. Executive agrees that for a period of eighteen months from her Separation Date (the “Prohibited Period”), she will not, induce or solicit or attempt to influence any customer, supplier, licensee, franchisee or franchisor of Office Depot about which Executive has Confidential Information or which Executive, as a result of her

3

employment with Office Depot, contacted, solicited or called upon, to provide or purchase goods or services similar to the goods or services provided by it to or purchased by it from Office Depot. Executive further agrees that during the Prohibited Period she will not induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, or other business relation of Office Depot to cease doing business with Office Depot, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or other business relation of Office Depot (including and not limited to making any negative statements or communications about Office Depot).

Executive agrees that during the Prohibited Period, she will not solicit or induce, directly or indirectly, any employee of Office Depot to leave the employ of Office Depot or otherwise interfere with such employee’s relationship with Office Depot. Executive further agrees that during the Prohibited Period she will not hire any person who was an employee of Office Depot during the last six (6) months of Executive’s employment.

Given that Executive became familiar with certain trade secret and confidential information in the course of her employment with Office Depot and that her services were of special, unique, and extraordinary value to Office Depot, Executive agrees that for a period of eighteen months from her Separation Date, she shall not directly or indirectly own any interest in, manage, control, participate in, work for, consult with, or render services for, or in any manner engage in any business defined herein below as a “Competitor”. Nothing shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation.

As used in this Agreement “Competitor” shall refer only to (i) office products stores, office products retailers, office products direct business to business sales providers or contract/commercial stationers examples of which include but not limited to Office Max, Staples, Lyreco, W.B. Mason, Impact Office Supplies, and Royal Office Products; (ii) to businesses which have a specific product line or service that directly competes with an Office Depot product line or service for which the Executive was responsible while employed with Office Depot and for which Executive also shall be responsible in her new employment including product lines and services at businesses such as Wal Mart, Target, Best Buy, and Fed Ex Office; and (iii) any internet or other direct mail or direct marketing company engaged in the sale of business or office products.

Executive acknowledges and agrees that the restrictions set forth in this Agreement are reasonable in scope and reasonably necessary to protect Office Depot’s legitimate business interests.

The terms set forth in Section 7 are material terms of this Agreement and are reasonably necessary to protect Office Depot’s legitimate interests and relationships. Executive agrees that a breach of any of these terms would cause irreparable harm to Office Depot, and that Office Depot may seek immediate injunctive relief in a court of law to enforce the terms of these paragraphs.

8.

Time to Consider, Right of Revocation. Executive understands and acknowledges that she has twenty-one (21) calendar days to review and consider the provisions of this Agreement, and agrees that any modifications, material or immaterial, made to this Agreement do not restart the running of the twenty-one (21) day period. Executive further understands that she has seven (7) calendar days following her execution of this Agreement to revoke her acceptance of this Agreement (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until the Revocation Period has expired. Revocation of this Agreement must be made by delivering a written notice of revocation to the Executive Vice President, Human Resources. For this revocation to be effective, written notice must be received by the Executive Vice President, Human Resources no later than the close of business on the seventh day after Executive signs this Agreement. Executive understands and acknowledges that no monies will be paid to her pursuant to Section 1 of this Agreement until the Revocation Period has expired.

9.	Attorneys’ Fees. In the event that Executive or Office Depot commences an action for damages, injunctive relief, or to enforce the provisions of the Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorneys’ fees and costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action. To the extent that any payment or reimbursement by Office Depot of fees or costs pursuant to this Section 9 does not qualify for exclusion from Federal income taxation, Office Depot will make the payment or reimbursement only if Executive incurs the corresponding expense during her lifetime and the court determines that Office Depot is required to make payment or reimbursement of the expense pursuant to this Section 9 no later than two months prior to the last day of the calendar year following the calendar year in which Executive incurs the expense so that Office Depot can and will, make the payment or reimbursement on or before the last day of the calendar year following the calendar year in which Executive incurs the expense. The amount of expenses eligible for such payment or reimbursement by Office Depot during a calendar year will not affect the amount of expenses eligible for such reimbursement or payment by Office Depot in another calendar year, and the right to such payment or reimbursement by Office Depot is not subject to liquidation or exchange for another benefit from Office Depot.

10.	Indemnification. Nothing herein shall be construed to waive or disclaim any indemnification rights to which Executive may be entitled under Office Depot’s By-Laws, nor is this Agreement intended to release, waive or disclaim any rights that either Office Depot or Executive may have under an applicable insurance policy.

11.	Disclosure Certification. Executive certifies that as of the date she executes the Agreement, she is either (i) unaware of any historical or ongoing violations of the federal securities laws by Office Depot; or (ii) has reported to Office Depot’s Chief Compliance Officer or Executive Vice President, General Counsel, on or prior to date of her execution of the Agreement, any historical or ongoing violations of the federal securities laws of which she is aware. Executive acknowledges and agrees that any breach of this Section 11 will result in a material breach and default under this Agreement, for which Office Depot is entitled to all remedies available to it pursuant to applicable law, including specific performance of this covenant and forfeiture or repayment of the Severance Benefits set forth in Section 1 of this Agreement.

12.	Miscellaneous. This Agreement shall be governed in all respects by the laws of the State of Florida. Venue for any dispute arising out of or relating to this Agreement shall be in Palm Beach County, Florida. This Agreement shall not be construed against either party by virtue of the drafting hereof by the Company. If any part of the Agreement should be declared invalid, illegal or unenforceable, the rest of the Agreement will still be valid and enforceable. This Agreement constitutes the entire written understanding of the parties with respect to the subject matter hereof, and may not be modified, amended or revoked except in writing signed by each party.

13.	Tax Treatment. This Agreement will be construed and administered to preserve the exemption from Section 409A, and the guidance thereunder of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4). Executive acknowledges and agrees that Office Depot has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this letter and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

I CERTIFY THAT I HAVE FULLY READ, HAVE RECEIVED AN EXPLANATION OF, AND COMPLETELY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT, THAT OFFICE DEPOT HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, THAT I HAVE BEEN GIVEN AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THE PROVISIONS OF THIS AGREEMENT, AND THAT I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Executive	Office Depot, Inc.

/s/ Farla Efros	/s/ Elisa D. Garcia C.
Farla Efros	Elisa D. Garcia C.

Date:	Sept. 22/2012	Date:	25 Sept 2012